Exhibit 99.1

OHR PHARMACEUTICAL INC

NEWS RELEASE for April 12, 2010
Contact:                 Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
949/474-4300

OHR PHARMACEUTICAL BOLSTERS SENIOR MANAGEMENT TEAM

CEO Dr. Irach Taraporewala Brings Lengthy Experience in Drug Development, Regulatory Strategy; Sam Backenroth Named Interim CFO, VP Business Development

NEW YORK, NY (April 12, 2010)…Ohr Pharmaceutical Inc. (OTCBB: OHRP) announced today that Dr. Irach B. Taraporewala, B.S., M.S., Ph.D., a veteran healthcare executive with lengthy experience in drug development and regulatory strategy, was named Chief Executive Officer, effective immediately.  Dr. Taraporewala replaces Andrew Limpert, the Company’s former Interim Chief Executive Officer and Chief Financial Officer, who resigned to pursue other business opportunities. The Company also named Sam Backenroth interim Chief Financial Officer and Vice President of Business Development.  Mr. Backenroth has executive experience in financing biotechnology companies and he most recently worked at The Benchmark Company LLC, an investment bank specializing in micro-cap biotechnology transactions.

Dr. Taraporewala, 53, was formerly Vice President of Regulatory Affairs and Clinical Research at Austin, TX-based Mystic Pharmaceuticals Inc. where he led the regulatory strategy for the company’s ophthalmic and intranasal drug products and drug delivery systems.  Prior to that, Dr. Taraporewala served as Senior Consultant in the Drug Development Consulting division of Boston-based PAREXEL International Corp. (NASDAQ:PRXL), a leading global pharmaceutical services provider, where he provided technical expertise and regulatory advice to small and large biotechnology and pharmaceutical company clients worldwide, and also conducted due diligence for companies and venture capital firms on technology and portfolio evaluation and product acquisitions.

He has also served as principal investigator on four National Institute of Health and U.S. Department of Defense-funded biomedical research grants on antiviral drugs, DNA-based cancer diagnostics and on antimalarial compound development.

“Dr. Taraporewala and Sam Backenroth have the perfect kinds of experience and business acumen we need to bring our rich portfolio of compounds to the global marketplace,” said Ira Greenstein, Chairman of the Board of Directors.  “Dr. Taraporewala helped take our immunomodulator drug, OHR/AVR118, into clinical trials so he knows first-hand the significant potential it holds for late-stage cancer patients and literally millions of others with serious debilitating diseases.  Sam has experience in strategic business development in biotech as well as mergers and acquisitions.  We welcome both men at this very important and exciting time for Ohr Pharmaceutical and we look forward to the leadership and strategic advancement they will bring to us.”

“I would also like to thank Andrew Limpert,” continued Mr. Greenstein, “on behalf of all shareholders, for stepping in as Interim CEO and for being instrumental in helping us guide the Company’s strategy during its formative stage.”

From 1998 to 2004, Dr. Taraporewala was Director of Chemistry and Quality Control at Yonkers, NY-based Advanced Viral Research Corporation where he helped take OHR/AVR118, an immunomodulator drug, into clinical trials for AIDS, cancer cachexia and rheumatoid arthritis.  At Advanced Viral Research he worked closely with Shalom Hirschman, M.D., Ohr’s Chief Science Advisor. Prior to that, Dr. Taraporewala worked in research and development at Ciba-Geigy, which later merged with Sandoz to become Novartis.

Dr. Taraporewala earned bachelors’ and masters’ degrees in chemistry and microbiology from the University of Bombay, India and a Ph.D. in medicinal chemistry from the Philadelphia College of Pharmacy.  He conducted postdoctoral research at the University of Texas at Austin, the University of Minnesota and the Southwest Foundation for Biomedical Research.  Dr. Taraporewala has multiple scientific publications and patents to his credit, and has lectured extensively.

Mr. Backenroth, 26, graduated from Touro College with a bachelor’s degree in finance.

About Ohr Pharmaceutical Inc.
Ohr Pharmaceutical Inc. (www.ohrpharmaceutical.com) (OTCBB:OHRP) is a pharmaceutical company dedicated to the development of first in class drugs for underserved therapeutic needs. Currently, Ohr is focused on the development of two drugs from its pipeline of candidate therapeutics, OHR/AVR118 for the treatment of Cachexia and EVIZON™ for the treatment of wet-AMD.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Ohr will be able to sustain operations for expected periods. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.